Exhibit 99.1

CSP Inc. REPORTS FISCAL THIRD QUARTER RESULTS; RECORD GROSS BACKLOG REACHES $23.8 MILLION AND GROSS MARGIN CONTINUES EXPANSION

High Customer Demand Driving Business Momentum

Reinstates and Declares Quarterly Dividend

LOWELL, Mass., August 10, 2022 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported improved financial and operating results for the fiscal 2022 third quarter ended June 30, 2022, and provided a business update. The Company also announced that its Board of Directors has reinstated and declared a quarterly dividend of $0.03 per share, payable on September 9, 2022,  to CSPi shareholders of record on the close of business on August 22, 2022

Third Quarter Operating Highlights and Recent Achievements

●	Services revenue grew 37% compared to the year-ago third quarter as the MSP business continued to attract new customers and expand existing customer relationships
●	Higher margin products and services lead to record gross margin of 37%, an increase of more than six percentage points over the year ago period
●	Gross backlog (backlog) as of June 30, 2022, was a record $23.8 million and $17.3 million on March 31, 2022

“The business momentum established over the past few quarters for our high margin products and services  has continued in fiscal Q3. We have a record backlog of $23.8 million for products and services,” said Victor Dellovo, Chief Executive Officer. “Despite the Technology Solutions (TS) business converting some of its older backlog into revenue, we still expanded overall backlog by $6.5 million  from the fiscal second quarter. Within the TS business, we successfully transitioned sales leads into orders so the TS backlog grew by $5.8 million and now represents $19.8 million as of June 30, 2022. Our Managed Services Practice (MSP), which has not been hindered by the supply chain issues impacting our other revenue streams, is generating significant growth and remains a reliable source of recurring revenue from both new and existing customers. The High-Performance Products (HPP) business, which reported modest revenue in fiscal Q3 and will likely report similar results in fiscal Q4, is nonetheless positioned for success during fiscal 2023 and the ARIA opportunity pipeline strengthens from quarter to quarter.  We also believe the HPP backlog of $4 million, when converted to revenue, is going to be a disproportionate contributor to our bottom-line during the next fiscal year.”

The supply chain and inflationary issues constraining our business growth are not expected to change in the near-term, so our goal is to maximize the performance of our services segment while we continue to grow our backlog for our products’ segments. With the Board feeling more confident we have the resources to execute our strategy, we reinstated the quarterly dividend to return cash to CSPi’s shareholders.

Fiscal Year 2022 Third Quarter Results

Revenue for the fiscal 2022 third quarter was $13.3 million compared to $13.7 million in the year-ago quarter as the Company continued to operate in a challenging business environment. The supply chain issues impacting many global businesses continues to  limit the Company’s ability to receive needed components  impacting the Company’s ability to deliver finished products to the customer. Gross profit for the fiscal third quarter was $5.0 million, or 37.3% of sales, compared with $4.2 million, or 30.8% of sales, in the year-ago fiscal third quarter. The Company reported net income of $0.7 million in the fiscal 2022 third quarter, or $0.15 per diluted common share compared with a net loss of $(0.4) million, or $(0.10) loss per common share for the fiscal third quarter of fiscal 2021. The 2022 third quarter results reflect a $0.6 million gain from the impact of foreign currency exchange rates.

Exhibit 99.1

Fiscal Year 2022 Nine Month Results

Revenue for the fiscal nine months ended June 30, 2022, was $37.7 million compared with revenue of $39.2 million for the same prior year period. Gross profit for the fiscal nine months ended June 30, 2022, was $12.8 million, or 33.9% of sales, compared with $12.0 million, or 30.6% of sales, reflecting a more favorable product mix. The Company reported net income of $0.5 million in the fiscal nine months ended June 30, 2022, or $0.11 income per diluted common share compared with a net loss of $(0.1) million, or $(0.03) loss per common share for the fiscal nine months ended June 30, 2021. The 2021 nine-month results include a gain on forgiveness of debt of the Paycheck Protection Plan SBA Loans at the TS and HPP segment totaling $2.2 million, which was established as part of the CARES Act loan and recognized in fiscal 2021 first quarter.

The Company had cash and cash equivalents of $21.4 million as of June 30, 2022, which was an increase of $1.4 million from September 30, 2021. During the fiscal third quarter ended June 30, 2022, the Company utilized the stock repurchase program and repurchased approximately 7,000 shares of its common stock.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today, August 11, 2022, to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 888-506-0062 or 973-528-0011 and use the Participation Access Code: 654267 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, in addition, our gross backlog increasing to over $23.8 million, HPP business, which reported modest revenue in fiscal Q3 and will likely report similar results in fiscal Q4 and is nonetheless positioned for success during fiscal 2023 and the ARIA opportunity pipeline strengthens from quarter to quarter.  As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the COVID-19 impacts, supply chain issues have affected the timing of our sales and there is no short solution to this world-wide problem as disclosed daily in the world media and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors,

Exhibit 99.1

competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2022	September 30, 2021
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$21,415	$20,007
Accounts receivable, net	18,648	18,698
Inventories	5,607	3,989
Other current assets	6,624	6,340
Total current assets	52,294	49,034
Property, equipment and improvements, net	722	764
Operating lease right-of-use assets	944	1,358
Long-term receivable	5,345	7,522
Other assets	5,211	4,296
Total assets	$64,516	$62,974

Liabilities and Shareholders’ Equity
Current liabilities	$21,985	$17,827
Pension and retirement plans	3,559	4,097
Notes payable	443	876
Operating lease liabilities	479	821
Other non-current liabilities	3,574	5,307
Shareholders’ equity	34,476	34,046
Total liabilities and shareholders’ equity	$64,516	$62,974

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Sales:
Product	$8,438	$10,142	$25,375	$29,526
Services	4,888	3,579	12,301	9,671
Total sales	13,326	13,721	37,676	39,197

Cost of sales:
Product	6,548	8,176	20,090	23,678
Services	1,804	1,316	4,798	3,544
Total cost of sales	8,352	9,492	24,888	27,222

Gross profit	4,974	4,229	12,788	11,975

Operating expenses:
Engineering and development	884	700	2,228	2,191
Selling, general and administrative	4,071	3,886	10,961	10,799
Total operating expenses	4,955	4,586	13,189	12,990

Operating income (loss)	19	(357)	(401)	(1,015)

Other income (expense), net	676	(31)	903	1,764

Income (loss) before income taxes	695	(388)	502	749

Income tax expense	11	35	28	868

Net income (loss)	$684	$(423)	$474	$(119)
Net income (loss) attributable to common stockholders	$646	$(423)	$450	$(119)

Net income (loss) per common share – basic	$0.15	$(0.10)	$0.11	$(0.03)
Weighted average common shares outstanding – basic	4,280	4,179	4,251	4,137

Net income (loss) per common share – diluted	$0.15	$(0.10)	$0.11	$(0.03)
Weighted average common shares outstanding – diluted	4,283	4,179	4,265	4,137